ANNOUNCEMENT

GOLDCORP ACTIVE AT PDAC

Toronto, March 4, 2003 – GOLDCORP INC. (GG:NYSE; G:TSX) is pleased to announce its participation as a Platinum Sponsor at the Prospectors and Developers Association of Canada Convention (PDAC) being held from March 9th to 12th at the Metro Toronto Convention Centre.  The PDAC is the world’s largest mining industry conference attracting industry and government participants from around the globe.  Goldcorp’s activities during the PDAC Convention will be as follows:

Sunday, March 9

4:30 p.m.

Red Lake Mine, Virtual Reality 3D Presentation

Preview  - the Design Exchange (see below for details)

Monday, March 10

11:40 a.m.

Corporate Presentation, “The Ultimate Gold Stock”

Exchange Forum - Investors Exchange Floor, Hall C, Convention Centre.

3:40 p.m.

Corporate Presentation, “Unhedged, the New Regime”

Mining Finance Recovery in Motion Session,

Room 206, Convention Centre

Tuesday, March 11

8:00 a.m. -  5:00 p.m. (continuous hourly sessions).

Red Lake Mine, Virtual Reality 3D Presentations

We are bringing our Red Lake Mine (the world’s richest gold mine) from Northwestern Ontario to Toronto.  We are extending an invitation to come and see it up close and in fascinating detail at the Design Exchange’s Advanced Visualization Centre.  We will be presenting it in giant, interactive, mobile three dimensional images, which will, quite literally, fill the room.  Registration at the PDAC is not required to attend these sessions.  Please RSVP to Sophie Tsementzis at info@goldcorp.com to participate in one of these sessions.  Space is limited and is on a strictly first come, first served basis.

Tuesday, March 11 and Wednesday, March 12

9:00 a.m. – 5:00 p.m.

Display of High Grade Core from Red Lake Mine

PDAC Convention Coreshack,

Convention Centre - Lower Level Lobby.

We would be pleased to meet you at any or all of these events or visit our Booth # 2114 .  Goldcorp’s Red Lake Mine is the richest gold mine in the world.  The Company is in excellent financial condition: has NO DEBT, a Large Treasury and Strong Cash Flow and Earnings.  GOLDCORP is completely UNHEDGED and pays a dividend six times a year.

 Gold is better than Money, Goldcorp is Gold!

For further information, please contact:

Corporate Office:

Chris Bradbrook                                                 145 King Street West

Vice President, Corporate Development              Suite 2700

Telephone: (416)865-0326

                         Toronto, Ontario

Fax: (416)361-5741                                            M5H 1J8

e-mail: info@goldcorp.com

                         website: www.goldcorp.com